Exhibit 6.25

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ROYALTYTRADERS LLC

PROMISSORY NOTE

FEBRUARY 27, 2024

FOR VALUE RECEIVED, RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), promises to pay to each person identified as an “Investor” on the signature page to this Note (such person, or his, her or its registered assigns (“Investor”)), in lawful money of the United States of America in total the outstanding principal amount as advanced to the Company of Seventy-Three Thousand Dollars ($73,000.00), together with simple interest on the advanced principal balance at an amount equal to Two Thousand Dollars ($2,000.00), which represents two and seventy-four hundredths percent (2.74%) of the principal amount, if repaid on or before the Maturity Date of April 27, 2023 as defined herein. All unpaid principal, together with any then accrued but unpaid interest and other amounts payable hereunder, will be due and payable on the Maturity Date.

If the principal amount of the advance is not repaid in full on or before the Maturity Date, Company shall pay an additional One Thousand Dollars ($1,000.00) simple interest as calculated as one and thirty-seven hundredths percent (1.37%) of the initial principal amount to Investor for each full month after the Maturity Date that the principal advance amount remains outstanding and due as a Promissory Note Extension Fee (“Extension Fee”). For any partial months after the Maturity Date that the principal balance remains due and outstanding, the Company will utilize a pro-rata calculation based on 365 days per annum in calculating simple interest due at the time of repayment of the principal. Any Extension Fees shall be added to the unpaid principal balance. The Company can extend the Maturity Date by paying Extension Fees as described above for four month at which point the principal and interest under this Promissory note is due in full.

This Note is issued by the Company and governed by a note purchase agreement (the “Note Purchase Agreement(s)”) between the Company and each Investor that becomes a party to this Note. The following is a statement of the rights of each Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Payment upon Maturity. The sum of (i) the outstanding principal amount of this Note, plus (ii) all accrued but unpaid interest, plus (iii) all other amounts accrued under this Note, will be due and payable in full on the Maturity Date.

(b) Voluntary Prepayment. This Note may be prepaid, in whole or in part, without the prior written consent of the Requisite Holders (defined below) at any time before April 27, 2024.

(c) Payment upon a Liquidation Event. In the event of a Liquidation Event (defined below) prior to the repayment of this Note in accordance with the terms set forth herein, Investor will be entitled to receive proceeds of such Liquidation Event in an amount equal to the outstanding principal amount of this Note, plus all accrued but unpaid interest.

2. Events of Default. The occurrence of any of the following will constitute an “Event of Default” under this Note and the Note Purchase Agreement:

(a) Failure to Pay. The Company fails to pay (i) any principal payment on the date due or (ii) any interest payment or other payment required under the terms of this Note on the date due, and, in either case, such payment has not been made within ten (10) business days of the Company’s receipt of written notice from the Majority Holders to the Company of such failure to pay;

(b) Breach of Covenants. The Company fails to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any Note Purchase Agreement (other than failure to pay any amounts when due under the Note, which is addressed in Section 2(a) above) and such failure continues for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;

(c) Representations and Warranties. Any representation, warranty or certificate made or furnished by or on behalf of the Company to Investor in his, her or its Note Purchase Agreement, is materially false, incorrect, incomplete or misleading when made or furnished;

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) makes a general assignment for the benefit of its creditors or (ii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect will be commenced and an order for relief entered or such proceeding is not be dismissed or discharged within ninety (90) days of commencement; or,

(f) Change of Control. If Sean Peace ceases to have a control equity position in the Company or ceases to be the President of the Company.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default, after any applicable cure periods, and during the continuance of such Event of Default, the Requisite Holders may, by written notice to the Company, declare all outstanding principal and accrued and unpaid interest payable by the Company hereunder to be immediately due and payable, unless such Event of Default has been waived in accordance with the provisions hereof or the Note Purchase Agreement. In addition, the Company shall be required to reimburse the Investor for reasonable legal and collections fees incurred in the direct pursuit of collection proceedings for the amounts due and payable under this Agreement.

4. Indemnification. The Company (the “Indemnitor”) agrees to defend, indemnify and hold harmless the Investor and/or Investor’s successors and/or assigns (individually and collectively “the Indemnitee”) from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising out of or in connection with any breach by the Indemnitor of any representation, warranty, covenant or obligation under this agreement, any negligence or willful misconduct by the Indemnitor, or any claim by any third party alleging that the product or service provided by the Indemnitor infringes any patent, trademark, copyright, trade secret or other proprietary right of any third party.

5. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Affiliate” has the meaning given to it in Rule 144 promulgated under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entity” means an entity of which the holders of voting securities of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such entity’s voting securities outstanding immediately after such transaction.

“Investor” means each person who makes an advance pursuant to this Note, or any person who at the relevant time, is the registered holder of this Note.

“Liquidation Event” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities; provided, however, that a transaction will not constitute a Liquidation Event if its purpose is to (A) change the jurisdiction of the Company’s organization, (B) create a holding company that will be owned in substantially the same proportions by the Persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Managers.

“Maturity Date” means a date no earlier than April 27, 2024.

“Offering” means the offering for sale of the related royalty.

“Profits” means the net profit earned by the Company upon the conclusion of the Offerings as determined by the excess earnings generated through the Offerings over and above the cost of purchasing the underlaying royalty asset and expenses such as but not limited to, escrow services, broker-dealer support, legal review, auditor & accounting consent services, marketing & public relations services, and filing expenses and fees.

“Requisite Holders” means holders of a majority of the principal amount then-outstanding under this Note.

“Transaction Documents” means this Note and the Note Purchase Agreement.

6. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note. Subject to the restrictions on transfer described in this Section 5(a), the rights and obligations of the Company and Investor will be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties; provided that (i) this Note and the rights and obligations hereunder may be assigned or transferred by the Company without the prior written consent of the Requisite Holders and (ii) this Note and the rights and obligations hereunder may be assigned or transferred by Investor without the prior written consent of the Company.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Requisite Holders; provided, that Investor’s consent will be required for any amendment that has a disproportionately adverse effect on Investor (it being agreed that an amendment or waiver of a provision will not be deemed to have a disproportionately adverse effect on Investor if such amendment or waiver applies to all then-outstanding Notes issued pursuant to the Note Purchase Agreements in the same fashion by its terms).

(c) Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to Investor) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to Investor, to Investor’s address or electronic mail address as shown on the signature page hereto, as may be updated in accordance with the provisions of the Note Purchase Agreement; or

(ii) if to the Company, to the principal office of the Company to the attention of the President or at such other current address as the Company furnishes to Investor. Each such notice or other communication will for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when sent to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then at the beginning of the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(d) Action of Requisite Holders. The Company agrees that it will provide a reasonably detailed written notice to all Investors not less than ten (10) business days in advance of any event that triggers consent or approval rights held by the Requisite Holders, including reasonable assistance in communications needed from time to time to solicit consent or approval of the Requisite Holders.

(e) Payment. Payment will be made in lawful tender of the United States.

(f) Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this Note.

(g) Waivers. Subject to Sections 2(a) and 2(b), the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h) Governing Law. This Note and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions that would result in the application of laws of another jurisdiction.

(i) Venue. Any dispute arising out of or in connection with this agreement shall be exclusively resolved by a court of competent jurisdiction located in Raleigh, NC and each party irrevocably submits to jurisdiction of such courts. The parties waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement.

[signature page follows]

The Company has caused this note to be issued as of the date first set forth above, as amended from time to time by agreement with additional Investors.

ROYALTYTRADERS LLC
a Delaware limited liability company

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	President

Accepted and Agreed:

AMOUNT LOANED: $73,000.00 USD

DATE OF LOAN: February 27, 2024

INVESTOR (if an individual):

/s/ Alexander Guiva
Alexander Guiva

INVESTOR’S ADDRESS:

Email:

AMENDMENT TO

ROYALTYTRADERS LLC

PROMISSORY NOTE – FEBRUARY 27, 2024

FOR GOOD AND VALUABLE CONSIDERATION, RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), and Alex Guiva and his registered assigns (“Investor”), hereby amend that the Promissory Note issued by the Company to Investor dated February 27, 2024 (this “Note”), as set forth herein, to be effective as of this 27th day of April, 2024. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Note.

1. Extension of Maturity Date. The Maturity Date as defined in paragraph 1 of the Note shall be amended from April 27, 2024 to June 27, 2024.

2. Except as specifically set forth herein, the Note shall remain in full force and effect.

ROYALTYTRADERS LLC

/s/ Sean Peace
Sean Peace, President

INVESTOR

/s/ Alexander Guiva
Alexander Guiva